UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)  June 8, 2017
ENVIRO VORAXIAL TECHNOLOGY, INC. INC.
(Exact name of registrant as specified in its charter)

Idaho	000-30454	83-0266517
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

821 N.W. 57 Place, Fort Lauderdale, FL	33309
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(954) 958-9968

not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01          Completion of Acquisition or Disposition of Assets.

On June 8, 2017, Enviro Voraxial Technology, Inc. (the "Company") and Florida Precision Aerospace, Inc. ("Florida Precision Aerospace"), its wholly owned subsidiary (collectively, the "Sellers"), closed the transactions contemplated by the Technology Purchase Agreement dated March 13, 2017 (the "Agreement") with Schlumberger Technology Corporation, a Texas corporation, Schlumberger Canada Limited, a Canadian entity, and Schlumberger B.V., an entity organized under the laws of the Netherlands (collectively, the "Purchasers") as previously disclosed in the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on March 15, 2017 and as approved by the Company's shareholders at a special shareholders meeting held on May 31, 2017.

At closing, the Sellers sold its intellectual property (the "Purchased Intellectual Property"), substantially consisting of its Voraxial patents, marks, software and copyrights, to the Purchasers in consideration of up to $4,000,000, of which $3,000,000 was paid to the Sellers at closing and $1,000,000 is payable upon the completion of both: (i) the complete transfer of the Purchased Intellectually Property to Purchasers; and (ii) the provision by the Sellers of transition information, assets and services to Purchasers, which is estimated to be approximately 12 months from the closing date.

We utilized a portion of the proceeds from this transaction to pay some of our outstanding debt and are using the balance for general working capital.

At closing, the Purchasers granted the Company a non exclusive, worldwide, royalty-free licenses (the "Grant Back Licenses"), to:

•          make, use, sell, offer for sale, and import products and processes embodying the Purchased Intellectual Property outside the oil-and-gas market; and

•          make, use, sell, offer for sale and import products and processes embodying the Purchased Intellectual Property in the oil-and-gas market, but only to the extent necessary to: (i) repair or service, but not remanufacture, any goods incorporating the Purchased Intellectual Property; or (ii) fulfill, on or after the closing date, any obligations identified in the Agreement to deliver goods incorporating the Purchased Intellectual Property.

The Grant Back Licenses are not transferrable by us, but are sublicensable to our affiliates.

In addition, at closing Florida Precision Aerospace entered into a Framework Agreement (the "Supply Agreement") with Cameron Solutions, Inc. ("Cameron Solutions"), a Houston, Texas-based company engaged in the development, manufacture and sale of equipment used in the oil and gas industry. Under the terms of the three year Supply Agreement, Florida Precision Aerospace is the exclusive supplier to Cameron Solutions of certain Voraxial series products for use in the oil and gas industry. Sales will be made from time to time in accordance with the terms of purchase orders.  The Supply Agreement is cancellable by Cameron Solutions upon 15 days notice if Florida Precision Aerospace fails to meet delivery or performance schedules or breaches any of the terms of the agreement, including the warranties.  It may also cancel the Supply Agreement without notice in the event Florida Precision Aerospace becomes insolvent or commits any act of bankruptcy.  The Supply Agreement contains customary indemnification and confidentiality provisions.

For a period of three years following the closing of the Agreement, the Company and Raynard Veldman and John Di Bella have agreed to not participate or cause participation in the oil-and-gas market in relation to phase or constituent sensing or separation which is defined as, liquid-liquid, liquid-solid or liquid-gas separation and gas or liquid sensing, including all product lines and services related thereto and including the Voraxial product line and services, except to the extent necessary to: (i) repair or service, but not remanufacture, any goods the Company sold to third persons prior to closing; (ii) fulfill, on or after closing, any customer obligation; or (iii) comply with any term or condition of the Agreement.  In addition the Company shall take all reasonable measures to ensure the confidentiality and prevent the improper use of all trade secrets.

Item 7.01 Regulation FD Disclosure.

On June 12, 2017, the Company issued a press release announcing the closing of the Agreement.  A copy of this press release is Exhibit 99.1 to this report.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01  Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Exhibit

99.1	Press Release dated June 12, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ENVIRO VORAXIAL TECHNOLOGY, INC.

Date: June 13, 2017	By: /s/ John B. DiBella John B. DiBella, Chief Executive Officer

Exhibit Index

Exhibit No.	Exhibit

99.1	Press Release dated June 12, 2017